EX-99.77Q2

To the Corporation’s knowledge, based solely on review of copies of such reports furnished to the Corporation and written representations that no other such reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with except that Donald G. Calder, a Director of the Corporation, filed late with the SEC a Form 4 for fiscal 2006 relating to two purchases of Common Stock by trusts of which Mr. Calder is a Trustee for the benefit of his children.